FOR IMMEDIATE RELEASE

Contact:	Jerry W. Nix, Executive Vice President — Finance (770) 612-2048

GENUINE PARTS COMPANY
ANNOUNCES NEW BOARD MEMBER
AND DECLARES REGULAR QUARTERLY DIVIDEND

Atlanta, Georgia, November 20, 2006 – Thomas C. Gallagher, Chairman of the Board, President, and Chief Executive Officer of Genuine Parts Company (NYSE: GPC), announced the election of Jack Guynn as a new Director of the Company. Mr. Guynn recently retired as President and CEO of the Federal Reserve Bank of Atlanta, where he worked his entire career. He was responsible for all the bank’s activities including monetary policy, bank supervision and regulation and payment services.

Mr. Gallagher stated, “Jack Guynn is an experienced and successful executive. We are pleased to have him joining our Board and we look forward to his contributions in the years ahead.”

The Board of Directors of Genuine Parts Company declared a regular quarterly cash dividend of 33 3/4 cents per share on the Company’s common stock.

The dividend is payable January 2, 2007 to shareholders of record December 8, 2006.

About Genuine Parts Company

Genuine Parts Company is a distributor of automotive replacement parts in the U.S., Canada and Mexico. The Company also distributes industrial replacement parts in the U.S. and Canada through its Motion Industries subsidiary. S. P. Richards Company, the Office Products Group, distributes office products nationwide in the U.S. and in Canada. The Electrical/Electronic Group, EIS, Inc., distributes electrical and electronic components throughout the U.S. and in Canada and Mexico. Genuine Parts Company had 2005 revenues of $9.8 billion.